Exhibit 99.1

Avon Reports Fourth-Quarter and Full-Year 2015 Results

•	Fourth-Quarter Revenue declined 20% to $1.6 Billion; Increased 3% in Constant Dollars excluding the divestiture of Liz Earle[1,2]

•	Fourth-Quarter Operating Profit $63 Million; Adjusted[1] Operating Profit $97 Million

•	Fourth-Quarter Operating Margin declined 480 bps to 3.9%; Adjusted[1] Operating Margin declined 420 bps to 6.0%

•	Full-Year Revenue declined 19% to $6.2 Billion; Increased 3% in Constant Dollars excluding the divestiture of Liz Earle

•	Full-Year Operating Profit $165 Million; Adjusted Operating Profit $352 Million

•	Full-Year Operating Margin declined 300 bps to 2.7%; Adjusted Operating Margin declined 360 bps to 5.7%

As announced on December 17, 2015, the Company entered into a separation agreement to sell an 80.1% interest of its North America business. As a result, the revenue and expenses of North America are no longer included in the Company’s revenue and expenses, but instead have been reported as discontinued operations for all periods presented. Our discussion below focuses on our results from continuing operations, which excludes the results of North America. As our global functions are part of our continuing operations, global expense amounts previously allocated to North America remain within SG&A of continuing operations and are now reflected in unallocated Global expenses within continuing operations.

NEW YORK, February 11, 2016 - Avon Products, Inc. (NYSE:AVP) today reported fourth-quarter and full-year 2015 results. “Our operating performance for the fourth quarter and fiscal year was in-line with our most recent outlook. Looking back at 2015, our key local markets drove steady improvement in overall performance. Importantly, we improved year-on-year Active Representative trends - with full-year growth of 1%,” said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. “We are on track to close our partnership with Cerberus and fully engaged in executing our transformation plan.”

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Fourth-Quarter 2015 Income Statement Review (compared with fourth-quarter 2014)

•
Total revenue for Avon Products, Inc. declined 20% to $1.6 billion, but increased 3% in constant dollars excluding the divestiture of Liz Earle. In addition, the year-over-year comparison is impacted by certain tax items in Brazil discussed further in the Latin America section of the regional highlights. Excluding the impacts of Liz Earle and certain Brazil tax items, constant-dollar revenue would have grown approximately 6%[2]. The Company’s Latin America markets experiencing high inflation (Venezuela and Argentina) contributed approximately 3 points to this constant-dollar revenue growth.

◦
Active Representatives were up 2% year over year, as increases in Europe, Middle East & Africa were partially offset by declines in the Latin America markets experiencing high inflation. Average order decreased 1%, negatively impacted by approximately 3 points due to the Brazil value added tax (“VAT”) credits in 2014 that did not recur in 2015 and the Brazil Industrial Production Tax (“IPI”) in 2015, as well as by approximately 1 point from the divestiture of Liz Earle. These negative impacts on average order were partially offset by the benefit from price increases, most significantly in Russia and Brazil, as well as in the Latin America markets experiencing high inflation.

◦	Total units decreased 2%, driven by declines in Latin America and Asia Pacific. Price/mix was up 3% during the quarter, driven by price increases.

◦
Beauty sales declined 21%, but increased 2% in constant dollars, negatively impacted by the IPI tax in 2015 discussed below as well as the divestiture of Liz Earle. Fashion & Home sales declined 14%, but increased 5% in constant dollars.

•
Gross margin was 58.7%, down 280 basis points. Adjusted gross margin was 58.8%, down 270 basis points. These year-over-year comparisons were negatively impacted by approximately 70 basis points due to the combined impact of the VAT credits in 2014 and the IPI tax in 2015 discussed below. Excluding the impacts of these items, Adjusted gross margin would have declined 200 basis points[2] primarily driven by an approximate 350 basis points of unfavorable impact of foreign exchange, partially offset by the favorable net impact of price/mix and lower supply chain costs.

•
Operating margin was 3.9% in the quarter, down 480 basis points. Adjusted operating margin was 6.0%, down 420 basis points. These year-over-year comparisons were negatively impacted by approximately 210 basis points due to the combined impact of the VAT credits in 2014 and the IPI tax in 2015 discussed below. Excluding the impacts of these items, Adjusted operating margin would have decreased 210 basis points[2], which was primarily driven by an estimated 530 basis points of unfavorable impact of foreign exchange. The foreign exchange impact was partially offset by the favorable net impact of price/mix as well as continued benefits from cost savings initiatives.

•
The effective tax rate from continuing operations was negatively impacted primarily by costs to implement restructuring associated with U.S.-based costs for which there was no net tax benefit recognized as we record valuation allowances on the tax benefits of our U.S.-based losses. This negative impact to our effective tax rate was partially offset by the recognition of a benefit associated with the implementation of foreign tax planning strategies. The Adjusted effective tax rate in 2015 was negatively impacted by the country mix of earnings and the inability to recognize additional deferred tax assets in various jurisdictions related to our current-year operating results. The year-over-year difference in the Adjusted effective tax rate caused an estimated $0.06 per share

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negative impact on Adjusted loss per share. The Adjusted effective tax rate is expected to be volatile on a quarterly basis due to the country mix of quarterly earnings.

•
Loss from continuing operations, net of tax was $15 million, or a loss of $0.04 per diluted share, compared with a loss of $305 million, or a loss of $0.70 per diluted share, for the fourth quarter of 2014. Adjusted income from continuing operations, net of tax was $1 million, or $0.00 per diluted share, compared with Adjusted income from continuing operations, net of tax of $94 million, or $0.21 per diluted share, for the fourth quarter of 2014.

•
Loss from discontinued operations, net of tax was $317 million, or a loss of $0.72 per diluted share, compared with a loss of $24 million, or $0.06 per diluted share, for the fourth quarter of 2014. During the fourth quarter of 2015, we recorded a charge of $340 million ($340 million after tax) associated with the estimated loss on the sale of the North America business that is expected to be completed in 2016. In addition, the North America operations achieved higher operating income in 2015 as compared to 2014 despite lower revenues as a result of significant cost savings.

•
As a result of the above, Net loss attributable to Avon was $333 million, or a loss of $0.76 per diluted share, as compared to a loss of $331 million, or a loss of $0.75 per diluted share for the fourth quarter of the prior year.

•	Foreign currency has impacted the Company’s financial results of continuing operations as shown in the table below:

Estimated Impact of Foreign Currency on Continuing Operations
	Fourth-Quarter 2015		Full-Year 2015
	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Total revenue	(21) pts		(21) pts
Adjusted operating profit - transaction	$(75)	$(0.11)	$(210)	$(0.31)
Adjusted operating profit - translation	(60)	(0.09)	(265)	(0.38)
Total Adjusted operating profit	$(135)	$(0.20)	$(475)	$(0.69)
Adjusted operating margin	(530) bps		(480) bps
Revaluation of working capital	$25	$0.04	$10	$0.01
Adjusted diluted EPS from Continuing Operations		$(0.16)		$(0.68)

Adjustments to Fourth-Quarter 2015 GAAP Results to Arrive at Adjusted Results
During the fourth quarter of 2015, the following items had an aggregate impact of $0.04 per diluted share on the financial results:

•
The Company recorded costs to implement restructuring within operating profit of approximately $21 million before tax, primarily related to the previously announced IT infrastructure outsourcing initiative.

•
Effective February 12, 2015, the Company began utilizing the SIMADI rate to remeasure its Venezuelan operations. The change to the SIMADI rate resulted in an approximate $2 million negative impact on operating profit.

•
As a result of the lump-sum payments made in the fourth quarter of 2015 to former employees who were vested and participated in the U.S. pension plan, the Company recorded a settlement charge within operating profit of approximately $1 million before tax.

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•
Our analysis of the Egypt business indicated an impairment as the carrying value of the business exceeded the estimated fair value, driven by a reduction of the long-term revenue and earnings projections due to currency restrictions in the country. As a result, the Company recorded a non-cash impairment charge of approximately $7 million before tax.

•	The Company recorded approximately $3 million of transaction-related costs associated with the planned separation of North America that were included in Continuing Operations.

•	The Company recorded an income tax benefit of approximately $19 million, which was recognized as a result of the implementation of foreign tax planning strategies.

Fourth-Quarter 2015 Regional Highlights (compared with fourth-quarter 2014)

THREE MONTHS ENDED DECEMBER 31, 2015

REGIONAL RESULTS
($ in millions)	Revenue			Active Reps	Average Order C$	Units Sold	Price/Mix C$
	US $		C$
Revenue & Drivers		% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14
Latin America	$779.2	(26)%	—%	(1)%	1%	(6)%	6%
Europe, Middle East & Africa	669.5	(13)	6	8	(2)	7	(1)
Asia Pacific	158.6	(16)	(8)	—	(8)	(7)	(1)
Total from operations	$1,607.3	(20)	1	2	(1)	(2)	3
Global and other	—	—	—	—	—	—	—
Total	$1,607.3	(20)%	1%	2%	(1)%	(2)%	3%

	2015 GAAP		Adjusted Operating Profit (Loss) in US$		Adjusted Operating Margin
Operating Profit/Margin	Operating Profit (Loss) US$	Operating Margin US$	2015	2014	2015	2014	Change in US$	Change in C$
Latin America	$47.5	6.1%	$49.0	$93.0	6.3%	8.8%	(250) bps	(80) bps
Europe, Middle East & Africa	77.5	11.6	83.7	107.2	12.5	13.9	(140)	(70)
Asia Pacific	8.5	5.4	8.9	11.7	5.6	6.2	(60)	10
Total from operations	133.5	8.3	141.6	211.9	8.8	10.5	(170)	(450)
Global and other*	(70.6)	—	(44.8)	(6.6)	—	—	—	—
Total	$62.9	3.9%	$96.8	$205.3	6.0%	10.2%	(420) bps	(260) bps

* As a result of its classification within discontinued operations, Global and other amounts have been adjusted as compared to amounts previously reported as Global and other. This is primarily due to the inclusion of amounts of Global expenses that were previously allocated to North America, as these represent costs associated with functions of the Company's continuing operations.

Fourth-Quarter 2015 Regional Highlights

•
Latin America revenue was down 26%, but relatively unchanged in constant dollars. Constant-dollar revenue was negatively impacted by certain tax items in Brazil. Specifically, in 2015, the government levied a new IPI tax on cosmetics while in 2014, the Company recognized VAT credits, which did not recur in 2015. Excluding the combined impacts of these items, constant-dollar revenue would have grown approximately 6%[2]. Venezuela and Argentina contributed approximately 5 points to this constant-dollar revenue growth. Active Representatives declined, primarily due to declines in Venezuela and Argentina.

◦
Brazil revenue was down 44%, or down 14% in constant dollars. Constant-dollar revenue growth was negatively impacted by approximately 12 points due to the combined impact of the VAT credits in 2014 and the IPI tax in 2015. Excluding the impacts of these items, constant-dollar revenue would have declined approximately 2%[2], driven primarily by lower average order, which

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was partially offset by an increase in Active Representatives. This market continues to be impacted by a difficult macroeconomic environment and high levels of competition.

◦	Mexico revenue was down 13%, but up 6% in constant dollars, primarily driven by higher average order, partially offset by a modest decline in Active Representatives.

•
Europe, Middle East & Africa revenue was down 13%, but up 6% in constant dollars. Constant-dollar revenue was negatively impacted by approximately 4 points due to the divestiture of Liz Earle discussed above. Excluding the impact of this item, constant-dollar revenue would have grown approximately 10%[2], and was driven by an increase in Active Representatives, led by strength in a number of markets, most significantly Russia.

◦
Russia revenue was down 8%, but up 29% in constant dollars, primarily driven by an increase in Active Representatives from sustained momentum in recruiting and retention, along with higher average order benefiting from favorable pricing.

◦	U.K. revenue was down 12%, or down 7% in constant dollars, primarily driven by a decline in Active Representatives.

•
Asia Pacific revenue was down 16%, or down 8% in constant dollars. The Philippines revenue was relatively unchanged, but up 5% in constant dollars, which was more than offset by declines in other Asia Pacific markets, led by China.

Full-Year 2015 Income Statement Review (compared with full-year 2014)

•
Total revenue for Avon Products, Inc. declined 19% to $6.2 billion, but increased 3% in constant dollars excluding the divestiture of Liz Earle. In addition, the year-over-year comparison is impacted by certain tax items in Brazil. Excluding the impacts of these items, constant-dollar revenue would have grown approximately 5%[2]. The Company’s Latin America markets experiencing high inflation (Venezuela and Argentina) contributed approximately 3 points to this constant-dollar revenue growth.

◦	Active Representatives and average order were both up 1% year over year.

◦	Price/mix was up 4%, while total units decreased 2%.

◦	Beauty sales declined 20%, but increased 3% in constant dollars. Fashion & Home sales declined 15%, but increased 5% in constant dollars.

•
Gross margin was 60.3%, down 40 basis points. Adjusted gross margin was 60.8%, down 150 basis points. These year-over-year comparisons were negatively impacted by approximately 60 basis points due to the combined impact of the VAT credits in 2014 and the IPI tax in 2015. Excluding the impacts of these items, Adjusted gross margin would have decreased 90 basis points[2] primarily driven by an approximate 270 basis points of unfavorable impact of foreign exchange, partially offset by the favorable net impact of price/mix and lower supply chain costs.

•
Operating margin was 2.7% for the year, down 300 basis points. Adjusted operating margin was 5.7%, down 360 basis points. These year-over-year comparisons were negatively impacted by approximately 180 basis points due to the combined impact of the VAT credits in 2014 and the IPI tax in 2015. Excluding the impacts of these items, Adjusted operating margin would have decreased 180 basis points[2], which was primarily driven by an estimated 480 basis points of unfavorable impact of foreign exchange. The foreign exchange impact was partially offset by the favorable net impact of

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price/mix, the continued benefits from cost savings initiatives and the favorable impact of constant-dollar revenue growth with respect to our fixed expenses.

•
The effective tax rate was negatively impacted by additional valuation allowances for deferred tax assets of approximately $670 million, which caused income tax expense to be significantly in excess of income from continuing operations, before taxes. The effective tax rate was also impacted by the Venezuela special items, costs to implement restructuring and other nonrecurring items. The Adjusted effective tax rate in 2015 was negatively impacted by the country mix of earnings and the inability to recognize additional deferred tax assets in various jurisdictions related to our current-year operating results. The year-over-year difference in the Adjusted effective tax rate caused an estimated $0.22 per share negative impact on Adjusted loss per share. The Adjusted effective tax rate is expected to be volatile on a quarterly basis due to the country mix of quarterly earnings.

•
Loss from continuing operations, net of tax was $797 million, or a loss of $1.81 per diluted share, compared with a loss of $344 million, or a loss of $0.79 per diluted share, for the full year of 2014. Adjusted income from continuing operations, net of tax was $7 million, or $0.01 per diluted share, compared with Adjusted income of $328 million, or $0.74 per diluted share, for the full year of 2014.

•
Loss from discontinued operations, net of tax was $349 million, or a loss of $0.79 per diluted share, compared with a loss of $40 million, or $0.09 per diluted share, for 2014. During 2015, we recorded a charge of $340 million ($340 million after tax) associated with the estimated loss on the sale of the North America business that is expected to be completed in 2016. In addition, the North America operations achieved higher operating income in 2015 as compared with 2014 despite lower revenues as a result of significant cost savings, as well as lower costs to implement restructuring initiatives.

•
As a result of the above, Net loss attributable to Avon for the full year of 2015 was $1.1 billion, or a loss of $2.60 per diluted share, as compared to a loss of $389 million, or a loss of $0.88 per diluted share in the prior year.

Full-Year 2015 Cash Flow Review

•
Net cash provided by operating activities of continuing operations was $91 million for the twelve months ended December 31, 2015, compared with $289 million for the same period in 2014. Operating cash flow during 2015 was unfavorably impacted by lower cash-related earnings (including the unfavorable impact of foreign currency translation). These items were partially offset by lower operating tax payments (such as VAT) and lower payments for employee incentive compensation.

•
For the twelve months ended December 31, 2015, there was $143 million of net cash provided by investing activities of continuing operations, a $243 million improvement over the prior year primarily due to the Company’s sale of the Liz Earle business.

•
Net cash used by financing activities of continuing operations was $431 million for the twelve months ended December 31, 2015, or $222 million higher than the prior year primarily due to the prepayment of $250 million principal amount of notes that were due in 2016.

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Adjustments to Full-Year 2015 GAAP Results to Arrive at Adjusted Results
During the full year 2015, the following items had an aggregate impact of $1.82 per diluted share on the financial results:

•	The Company recorded costs to implement restructuring within operating profit of approximately $49 million before tax, primarily related to cost savings initiatives.

•
Effective February 12, 2015, the Company began utilizing the SIMADI rate to remeasure its Venezuelan operations. The change to the SIMADI rate resulted in an approximate $120 million negative impact on operating profit, a benefit of approximately $4 million in other expense, net, and an approximate $1 million negative impact in income taxes. The negative impact on operating profit includes an impairment charge of approximately $90 million to reflect the write-down of the Venezuela long-lived assets.

•
As a result of the lump-sum payments made in 2015 to former employees who were vested and participated in the U.S. pension plan, the Company recorded settlement charges within operating profit of approximately $7 million before tax.

•
Our analysis of the Egypt business indicated an impairment as the carrying value of the business exceeded the estimated fair value, driven by a reduction of the long-term revenue and earnings projections due to currency restrictions in the country. As a result, the Company recorded a non-cash impairment charge of approximately $7 million before tax.

•	The Company also recorded various other items in 2015 associated with the sale of Liz Earle, the planned separation of North America and debt-related charges:

◦	In July 2015, the Company sold Liz Earle. As a result, the Company recorded a gain on sale of approximately $45 million before tax, and approximately $52 million after tax.

◦	The Company recorded nonrecurring costs of approximately $3 million of transaction-related costs associated with the planned separation of North America that were included in Continuing Operations.

◦
The Company incurred a loss on extinguishment of debt of approximately $6 million before tax related to the prepayment of its notes that were due in 2016, and recorded costs of approximately $3 million in other expense, net related to the write-off of issuance costs related to the Company’s previous $1 billion revolving credit facility.

•
The Company recorded non-cash income tax charges of approximately $670 million as a result of establishing a valuation allowance for the full amount of the Company’s U.S. deferred tax assets, due to the impact of the continued strengthening of the U.S. dollar against currencies of some of its key markets and the associated effect on its tax planning strategies. In addition, the Company also recorded a non-cash income tax charge of approximately $15 million associated with valuation allowances for deferred tax assets outside of the U.S. The Company also recorded an income tax benefit of approximately $19 million, which was recognized as a result of the implementation of foreign tax planning strategies.

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Transformation Plan
In January 2016, the Company announced a Transformation Plan, which includes cost reductions in an effort to continue to improve its cost structure and to enable the Company to reinvest in growth. As a result of this plan, the Company expects pre-tax annualized cost savings of approximately $350 million after three years, with an estimated $200 million from supply chain reductions and an estimated $150 million from other cost reductions. These pre-tax cost savings are expected to be achieved through restructuring actions as well as other cost-savings strategies that will not result in restructuring charges. The Company plans to reinvest a portion of these cost savings in growth initiatives, including media, social selling and information technology systems that will help the Company modernize its business. The Transformation Plan was initiated in order to enable the Company to achieve its long-term goals of low double-digit operating margin and mid single-digit constant-dollar revenue growth.
Annual Meeting of Shareholders
The Company also announced today that it plans to hold its 2016 Annual Meeting of Shareholders on May 26, 2016.  Further details, including time, location, admission requirements and the business to be conducted will be more fully described in the Notice of Annual Meeting of Shareholders and Proxy Statement.
Conference call
Avon will conduct a conference call at 9:00 A.M. today to discuss the full-year and quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 33073299). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques. Sold through nearly 6 million active independent Avon Sales Representatives, Avon products delight consumers in approximately 70 countries worldwide. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Adam Zerfass	Brunswick Group
(212) 282-5320	Radina Russell
investor.relations@avon.com	(212) 333-3810
rrussell@brunswickgroup.com

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Footnotes
1 “Adjusted” items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that we refer to include Constant dollar (C$) items.  All of these adjusted items are Non-GAAP financial measures as described below under “Non-GAAP Financial Measures.” These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to our “Non-GAAP Financial Measures” description at the end of this release and the reconciliations we provide of these Non-GAAP financial measures to their comparable GAAP measures.
2 To supplement our financial results presented in accordance with GAAP and the Non-GAAP Financial Measures discussed above, we have included an additional analysis, “Non-GAAP Impact of Special Revenue Items Affecting Year-Over-Year Comparisons,” which presents the change in three Non-GAAP financial measures - constant-dollar revenue, Adjusted gross margin and Adjusted operating margin - in each case, excluding certain revenue items which impact the comparability of our results. These special revenue items include the impacts of 1) the recognition of tax credits in 2014 in Brazil for expected VAT recoveries, which did not recur in 2015 (“2014 Brazil VAT credits”), 2) a new IPI tax law on cosmetics in Brazil which went into effect in May 2015 (“2015 Brazil IPI tax”), and 3) lower constant-dollar revenue in the fourth quarter and the full year of 2015 as compared to the fourth quarter and the full year of 2014 as a result of the sale of Liz Earle in July 2015 (“Liz Earle divestiture”). We believe this additional analysis helps investors to better understand the underlying business results. All of these additional adjustments to those three Non-GAAP financial measures are themselves Non-GAAP financial measures and should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Please refer to the reconciliations on pages 20 and 21 in the schedules of this Release that we provide of these Non-GAAP financial measures to our other, related Non-GAAP Financial Measures and then to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern our outlook and expected results, cost-reduction actions and savings, and the impact of foreign currency, taxes and tax rates. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to improve our financial and operational performance, our ability to successfully complete the planned separation of our North America business, the impact of a continued decline in our business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in our markets, including fluctuations in foreign currency exchange rates. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	December 31			December 31
	2015	2014		2015	2014
Net sales	$1,585.8	$1,963.7	(19)%	$6,076.5	$7,472.5	(19)%
Other revenue	21.5	50.4		84.0	175.5
Total revenue	1,607.3	2,014.1	(20)%	6,160.5	7,648.0	(19)%
Cost of sales	663.7	776.3		2,445.4	3,006.9
Selling, general and administrative expenses	873.8	1,063.0		3,543.2	4,206.8
Impairment of goodwill and intangible assets	6.9	—		6.9	—
Operating profit	62.9	174.8	(64)%	165.0	434.3	(62)%
Interest expense	32.3	26.9		120.5	108.8
Loss on extinguishment of debt	—	—		5.5	—
Interest income	(2.8)	(3.4)		(12.5)	(14.8)
Other expense, net	26.2	50.4		73.7	139.5
Gain on sale of business	—	—		(44.9)	—
Total other expenses	55.7	73.9		142.3	233.5
Income from continuing operations, before taxes	7.2	100.9	(93)%	22.7	200.8	(89)%
Income taxes	(22.0)	(406.3)		(819.2)	(545.3)
Loss from continuing operations, net of tax	(14.8)	(305.4)	95%	(796.5)	(344.5)	*
Loss from discontinued operations, net of tax	(317.1)	(24.2)		(349.1)	(40.4)
Net loss	(331.9)	(329.6)		(1,145.6)	(384.9)
Net income attributable to noncontrolling interests	(1.5)	(1.1)		(3.3)	(3.7)
Net loss attributable to Avon	$(333.4)	$(330.7)	(1)%	$(1,148.9)	$(388.6)	*
Loss per share:(1)
Basic
Basic loss per share from continuing operations	$(0.04)	$(0.70)	94%	$(1.81)	$(0.79)	*
Basic loss per share from discontinued operations	(0.72)	(0.06)		(0.79)	(0.09)
Basic loss per share attributable to Avon	(0.76)	(0.75)	(1)%	(2.60)	(0.88)	*
Diluted
Diluted loss per share from continuing operations	$(0.04)	$(0.70)	94%	$(1.81)	$(0.79)	*
Diluted loss per share from discontinued operations	(0.72)	(0.06)		(0.79)	(0.09)
Diluted loss per share attributable to Avon	(0.76)	(0.75)	(1)%	(2.60)	(0.88)	*

Weighted-average shares outstanding:
Basic	435.4	434.7		435.2	434.5
Diluted	435.4	434.7		435.2	434.5

*Calculation not meaningful

 (1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($329.8) and $327.6 for the three months ended December 31, 2015 and 2014, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($1,133.2) and ($383.9) for the twelve months ended December 31, 2015 and 2014, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31	December 31
	2015	2014
Assets
Current Assets
Cash and cash equivalents	$686.9	$936.4
Accounts receivable, net	443.0	515.6
Inventories	624.0	707.7
Prepaid expenses and other	296.1	590.7
Current assets of discontinued operations	291.1	314.1
Total current assets	2,341.1	3,064.5
Property, plant and equipment, at cost	1,495.7	1,867.9
Less accumulated depreciation	(728.8)	(831.1)
Property, plant and equipment, net	766.9	1,036.8
Goodwill	92.3	249.3
Other assets	499.1	1,034.3
Noncurrent assets of discontinued operations	180.1	211.9
Total assets	$3,879.5	$5,596.8
Liabilities and Shareholders’ (Deficit) Equity
Current Liabilities
Debt maturing within one year	$55.2	$121.7
Accounts payable	774.2	806.3
Accrued compensation	157.6	174.9
Other accrued liabilities	419.6	539.1
Sales and taxes other than income	174.9	160.8
Income taxes	23.9	36.8
Payable to discontinued operations	100.0	100.0
Current liabilities of discontinued operations	489.7	207.6
Total current liabilities	2,195.1	2,147.2
Long-term debt	2,159.6	2,428.7
Employee benefit plans	177.5	249.6
Long-term income taxes	65.1	75.2
Other liabilities	78.4	93.8
Noncurrent liabilities of discontinued operations	260.2	297.0
Total liabilities	4,935.9	5,291.5
Shareholders’ (Deficit) Equity
Common stock	187.9	187.6
Additional paid-in-capital	2,254.0	2,207.9
Retained earnings	2,448.1	3,702.9
Accumulated other comprehensive loss	(1,366.2)	(1,217.6)
Treasury stock, at cost	(4,594.1)	(4,591.0)
Total Avon shareholders’ (deficit) equity	(1,070.3)	289.8
Noncontrolling interests	13.9	15.5
Total shareholders’ (deficit) equity	(1,056.4)	305.3
Total liabilities and shareholders’ (deficit) equity	$3,879.5	$5,596.8

Page | 11

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	December 31
	2015	2014
Cash Flows from Operating Activities of Continuing Operations
Net loss	$(1,145.6)	$(384.9)
Loss from discontinued operations, net of tax	349.1	40.4
Loss from continuing operations, net of tax	$(796.5)	$(344.5)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	94.0	121.7
Amortization	32.1	47.7
Provision for doubtful accounts	144.1	171.1
Provision for obsolescence	45.4	78.4
Share-based compensation	51.2	38.9
Foreign exchange losses	44.3	41.4
Deferred income taxes	644.6	236.4
Charge for Venezuelan monetary assets and liabilities	(4.2)	53.7
Charge for Venezuelan non-monetary assets	101.7	115.7
Pre-tax gain on sale of business	(44.9)	—
Impairment of goodwill and intangible assets	6.9	—
Other	11.6	10.8
Changes in assets and liabilities:
Accounts receivable	(184.7)	(179.0)
Inventories	(106.6)	(170.5)
Prepaid expenses and other	8.7	(77.0)
Accounts payable and accrued liabilities	80.4	142.6
Income and other taxes	50.7	57.5
Noncurrent assets and liabilities	(87.4)	(56.0)
Net cash provided by operating activities of continuing operations	91.4	288.9
Cash Flows from Investing Activities of Continuing Operations
Capital expenditures	(92.4)	(126.3)
Disposal of assets	8.2	15.7
Net proceeds from sale of business	208.3	—
Purchases of investments	(35.3)	(26.8)
Proceeds from sale of investments	53.7	36.9
Net cash provided (used) by investing activities of continuing operations	142.5	(100.5)
Cash Flows from Financing Activities of Continuing Operations
Cash dividends	(108.8)	(110.2)
Debt, net (maturities of three months or less)	(59.1)	(22.4)
Proceeds from debt	7.6	—
Repayment of debt	(261.2)	(66.5)
Net proceeds from exercise of stock options	—	0.2
Repurchase of common stock	(3.1)	(9.8)
Other financing activities	(5.9)	—
Net cash used by financing activities of continuing operations	(430.5)	(208.7)
Cash Flows from Discontinued Operations
Net cash provided by operating activities of discontinued operations	20.7	70.9
Net cash used by investing activities of discontinued operations	(4.2)	(4.6)
Net cash used by financing activities of discontinued operations	(15.0)	(10.1)
Net cash provided by discontinued operations	1.5	56.2
Effect of exchange rate changes on cash and cash equivalents	(80.7)	(183.3)
Net decrease in cash and cash equivalents	(275.8)	(147.4)
Cash and cash equivalents at beginning of year (1)	960.5	1,107.9
Cash and cash equivalents at end of year (2)	$684.7	$960.5

Page | 12

(1)	Includes cash and cash equivalents of discontinued operations of $24.1 and $17.9 at the beginning of the year in 2015 and 2014.

(2)	Includes cash and cash equivalents of discontinued operations of $(2.2) and $ 24.1 at the end of the year in 2015 and 2014.

Page | 13

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
SEGMENT PERFORMANCE METRICS
(Unaudited)
(In millions)

THREE MONTHS ENDED DECEMBER 31, 2015

REGIONAL RESULTS
	Revenue			Active Reps	Average Order C$	Units Sold	Price/Mix C$
	US $		C$
Revenue & Drivers		% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14	% var. vs 4Q14
Latin America	$779.2	(26)%	—%	(1)%	1%	(6)%	6%
Europe, Middle East & Africa	669.5	(13)	6	8	(2)	7	(1)
Asia Pacific	158.6	(16)	(8)	—	(8)	(7)	(1)
Total from operations	$1,607.3	(20)	1	2	(1)	(2)	3
Global and other	—	—	—	—	—	—	—
Total	$1,607.3	(20)%	1%	2%	(1)%	(2)%	3%

	2015 GAAP		Adjusted Operating Profit (Loss) in US$		Adjusted Operating Margin
Operating Profit/Margin	Operating Profit (Loss) US$	Operating Margin US$	2015	2014	2015	2014	Change in US$	Change in C$
Latin America	$47.5	6.1%	$49.0	$93.0	6.3%	8.8%	(250) bps	(80) bps
Europe, Middle East & Africa	77.5	11.6	83.7	107.2	12.5	13.9	(140)	(70)
Asia Pacific	8.5	5.4	8.9	11.7	5.6	6.2	(60)	10
Total from operations	133.5	8.3	141.6	211.9	8.8	10.5	(170)	(450)
Global and other	(70.6)	—	(44.8)	(6.6)	—	—	—	—
Total	$62.9	3.9%	$96.8	$205.3	6.0%	10.2%	(420) bps	(260) bps

TWELVE MONTHS ENDED DECEMBER 31, 2015

REGIONAL RESULTS
	Revenue			Active Reps	Average Order C$	Units Sold	Price/Mix C$
	US $		C$
Revenue & Performance Drivers		% var. vs FY14	% var. vs FY14	% var. vs FY14	% var. vs FY14	% var. vs FY14	% var. vs FY14
Latin America	$3,260.4	(23)%	1%	(2)%	3%	(5)%	6%
Europe, Middle East & Africa	2,272.3	(16)	6	7	(1)	5	1
Asia Pacific	627.8	(11)	(5)	(2)	(3)	(7)	2
Total from operations	$6,160.5	(19)	2	1	1	(2)	4
Global and other	—	—	—	—	—	—	—
Total	$6,160.5	(19)%	2%	1%	1%	(2)%	4%

	2015 GAAP		Adjusted Operating Profit (Loss) in US$		Adjusted Operating Margin
Operating Profit/Margin	Operating Profit (Loss) US$	Operating Margin US$	2015	2014	2015	2014	Change in US$	Change in C$
Latin America	$103.1	3.2%	$224.9	$443.6	6.9%	10.5%	(360) bps	(180) bps
Europe, Middle East & Africa	217.1	9.6	227.5	324.1	10.0	12.0	(200)	(70)
Asia Pacific	35.3	5.6	45.9	30.2	7.3	4.3	300	330
Total from operations	355.5	5.8	498.3	797.9	8.1	10.4	(230)	(270)
Global and other	(190.5)	—	(146.7)	(84.4)	—	—	—	—
Total	$165.0	2.7%	$351.6	$713.5	5.7%	9.3%	(360) bps	(180) bps

Page | 14

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
CATEGORY SALES
(Unaudited)
(In millions)

	Consolidated
	Three Months Ended December 31		US$	C$
	2015	2014	% var. vs 4Q14	% var. vs 4Q14
Beauty:
Skincare	$435.6	$568.7	(23)%	(1)%
Fragrance	459.2	551.8	(17)	6
Color	262.1	342.2	(23)	(2)
Total Beauty	1,156.9	1,462.7	(21)	2
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	250.9	278.7	(10)	9
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	178.0	222.3	(20)	1
Total Fashion & Home	428.9	501.0	(14)	5
Net sales	1,585.8	1,963.7	(19)	2
Other revenue	21.5	50.4	(57)	(46)
Total revenue	$1,607.3	$2,014.1	(20)	1

	Consolidated
	Twelve Months Ended December 31		US$	C$
	2015	2014	% var. vs FY14	% var. vs FY14
Beauty:
Skincare	$1,791.2	$2,281.0	(21)%	—%
Fragrance	1,632.8	1,966.3	(17)	7
Color	1,078.1	1,365.1	(21)	1
Total Beauty	4,502.1	5,612.4	(20)	3
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	907.8	1,040.4	(13)	6
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	666.6	819.7	(19)	4
Total Fashion & Home	1,574.4	1,860.1	(15)	5
Net sales	6,076.5	7,472.5	(19)	3
Other revenue	84.0	175.5	(52)	(40)
Total revenue	$6,160.5	$7,648.0	(19)	2

Page | 15

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Pension settlement charge	Asset impairment and other charges	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,607.3	$—	$—	$—	$—	$—	$—	$1,607.3
Cost of sales	663.7	—	1.9	—	—	—	—	661.8
Selling, general and administrative expenses	873.8	20.9	—	1.1	—	3.1	—	848.7
Impairment of goodwill and intangible assets	6.9	—	—	—	6.9	—	—	—
Operating profit	62.9	20.9	1.9	1.1	6.9	3.1	—	96.8
Income from continuing operations, before taxes	7.2	20.9	1.9	1.1	6.9	3.1	—	41.1
Income taxes	(22.0)	0.3	—	—	—	—	(18.7)	(40.4)
(Loss) income from continuing operations, net of tax	$(14.8)	$21.2	$1.9	$1.1	$6.9	$3.1	$(18.7)	$0.7

Diluted EPS from continuing operations	$(0.04)	$0.05	$—	$—	$0.01	$—	$(0.04)	$—

Gross margin	58.7%	—	0.1	—	—	—	—	58.8%
SG&A as a % of revenues	54.4%	(1.3)	—	(0.1)	—	(0.2)	—	52.8%
Operating margin	3.9%	1.3	0.1	0.1	0.4	0.2	—	6.0%
Effective tax rate	*							98.3%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$47.5	$(0.4)	$1.9	$—	$—	$—	$—	$49.0
Europe, Middle East & Africa	77.5	(0.7)	—	—	6.9	—	—	83.7
Asia Pacific	8.5	0.4	—	—	—	—	—	8.9
Global and other	(70.6)	21.6	—	1.1	—	3.1	—	(44.8)
Total	$62.9	$20.9	$1.9	$1.1	$6.9	$3.1	$—	$96.8

SEGMENT OPERATING MARGIN
Latin America	6.1%	(0.1)	0.2	—	—	—	—	6.3%
Europe, Middle East & Africa	11.6%	(0.1)	—	—	1.0	—	—	12.5%
Asia Pacific	5.4%	0.3	—	—	—	—	—	5.6%
Global and other	—%	—	—	—	—	—	—	—%
Total	3.9%	1.3	0.1	0.1	—	—	—	6.0%
Amounts in the table above may not necessarily sum because the computations are made independently.
* Calculation not meaningful

Page | 16

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Pension settlement charge	Asset Impairment and other Charges	Other Items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$6,160.5	$—	$—	$—	$—	$—	$—	$6,160.5
Cost of sales	2,445.4	—	28.5	—	—	—	—	2,416.9
Selling, general and administrative expenses	3,543.2	49.1	91.7	7.3	—	3.1	—	3,392.0
Impairment of goodwill and intangible assets	6.9	—	—	—	6.9	—		—
Operating profit	165.0	49.1	120.2	7.3	6.9	3.1	—	351.6
Income from continuing operations, before taxes	22.7	49.1	116.0	7.3	6.9	(33.8)	—	168.2
Income taxes	(819.2)	(2.4)	0.8	—	—	(6.7)	666.4	(161.1)
(Loss) income from continuing operations, net of tax	$(796.5)	$46.7	$116.8	$7.3	$6.9	$(40.5)	$666.4	$7.1

Diluted EPS from continuing operations	$(1.81)	$0.11	$0.26	$0.02	$0.02	$(0.09)	$1.51	$0.01

Gross margin	60.3%	—	0.5	—	—	—	—	60.8%
SG&A as a % of revenues	57.5%	(0.8)	(1.5)	(0.1)	—	(0.1)	—	55.1%
Operating margin	2.7%	0.8	2.0	0.1	0.1	0.1	—	5.7%
Effective tax rate	*							95.8%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$103.1	$1.6	$120.2	$—	$—	$—	$—	$224.9
Europe, Middle East & Africa	217.1	3.5	—	—	6.9	—	—	227.5
Asia Pacific	35.3	10.6	—	—	—	—	—	45.9
Global and other	(190.5)	33.4	—	7.3	—	3.1	—	(146.7)
Total	$165.0	$49.1	$120.2	$7.3	$6.9	$3.1	$—	$351.6

SEGMENT OPERATING MARGIN
Latin America	3.2%	—	3.7	—	—	—	—	6.9%
Europe, Middle East & Africa	9.6%	0.2	—	—	0.3	—	—	10.0%
Asia Pacific	5.6%	1.7	—	—	—	—	—	7.3%
Global and other	—%	—	—	—	—	—	—	—%
Total	2.7%	0.8	2.0	0.1	0.1	—	—	5.7%
Amounts in the table above may not necessarily sum because the computations are made independently.
*Calculation not meaningful

Page | 17

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2014
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Pension settlement charge	Special tax items	Adjusted (Non-GAAP)
Total revenue	$2,014.1	$—	$—	$—	$—	$—	$2,014.1
Cost of sales	776.3	—	1.4	—	—	—	774.9
Selling, general and administrative expenses	1,063.0	27.1	—	—	2.0	—	1,033.9
Operating profit	174.8	27.1	1.4	—	2.0	—	205.3
Income from continuing operations, before taxes	100.9	27.1	1.4	—	2.0	—	131.4
Income taxes	(406.3)	(7.6)	—	(18.5)	(0.7)	395.7	(37.4)
(Loss) income from continuing operations, net of tax	$(305.4)	$19.5	$1.4	$(18.5)	$1.3	$395.7	$94.0

Diluted EPS from continuing operations	$(0.70)	$0.04	$—	$(0.04)	$—	$0.90	$0.21

Gross margin	61.5%	—	0.1	—	—	—	61.5%
SG&A as a % of revenues	52.8%	(1.3)	—	—	(0.1)	—	51.3%
Operating margin	8.7%	1.3	0.1	—	0.1	—	10.2%
Effective tax rate	*						28.5%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$82.9	$8.7	$1.4	$—	$—	$—	$93.0
Europe, Middle East & Africa	101.2	6.0	—	—	—	—	107.2
Asia Pacific	5.3	6.4	—	—	—	—	11.7
Global and other	(14.6)	6.0	—	—	2.0	—	(6.6)
Total	$174.8	$27.1	$1.4	$—	$2.0	$—	$205.3

SEGMENT OPERATING MARGIN
Latin America	7.9%	0.8	0.1	—	—	—	8.8%
Europe, Middle East & Africa	13.1%	0.8	—	—	—	—	13.9%
Asia Pacific	2.8%	3.4	—	—	—	—	6.2%
Global and other	—%	—	—	—	—	—	—%
Total	8.7%	1.3	0.1	—	0.1	—	10.2%
Amounts in the table above may not necessarily sum because the computations are made independently.
*Calculation not meaningful

Page | 18

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2014
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Pension settlement charge	Special tax items	Adjusted (Non-GAAP)
Total revenue	$7,648.0	$—	$—	$—	$—	$—	$7,648.0
Cost of sales	3,006.9	—	121.1	—	—	—	2,885.8
Selling, general and administrative expenses	4,206.8	86.6	16.0	46.0	9.5	—	4,048.7
Operating profit	434.3	86.6	137.1	46.0	9.5	—	713.5
Income from continuing operations, before taxes	200.8	86.6	190.8	46.0	9.5	—	533.7
Income taxes	(545.3)	(22.2)	(11.9)	(18.5)	(3.4)	395.7	(205.6)
(Loss) income from continuing operations, net of tax	$(344.5)	$64.4	$178.9	$27.5	$6.1	$395.7	$328.1

Diluted EPS from continuing operations	$(0.79)	$0.15	$0.41	$0.06	$0.01	$0.90	$0.74

Gross margin	60.7%	—	1.6	—	—	—	62.3%
SG&A as a % of revenues	55.0%	(1.1)	(0.2)	(0.6)	(0.1)	—	52.9%
Operating margin	5.7%	1.1	1.8	0.6	0.1	—	9.3%
Effective tax rate	*						38.5%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$279.8	$26.7	$137.1	$—	$—	$—	$443.6
Europe, Middle East & Africa	300.9	23.2	—	—	—	—	324.1
Asia Pacific	20.9	9.3	—	—	—	—	30.2
Global and other	(167.3)	27.4	—	46.0	9.5	—	(84.4)
Total	$434.3	$86.6	$137.1	$46.0	$9.5	$—	$713.5

SEGMENT OPERATING MARGIN
Latin America	6.6%	0.6	3.2	—	—	—	10.5%
Europe, Middle East & Africa	11.1%	0.9	—	—	—	—	12.0%
Asia Pacific	3.0%	1.3	—	—	—	—	4.3%
Global and other	—%	—	—	—	—	—	—%
Total	5.7%	1.1	1.8	0.6	0.1	—	9.3%
Amounts in the table above may not necessarily sum because the computations are made independently.
*Calculation not meaningful

Page | 19

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP IMPACT OF SPECIAL REVENUE ITEMS AFFECTING YEAR-OVER-YEAR COMPARISONS
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measures shown, other related Non-GAAP financial measures we present elsewhere and the the financial measures calculated and reported in accordance with GAAP.

THREE MONTHS ENDED DECEMBER 31, 2015
	Constant $ revenue
			Year-over-Year Impacts of:
	Revenue % change	C$ revenue % change	2014 Brazil VAT credits	2015 Brazil IPI tax	Liz Earle divestiture	C$ revenue % change, excluding special revenue items	C$ revenue % change, excluding Liz Earle divestiture

Total Avon	(20)%	1%	1 pt	2 pts	2 pts	6%	3%
Latin America	(26)%	—%	2 pts	4 pts	—	6%
Brazil	(44)%	(14)%	4 pts	8 pts	—	(2)%
Europe, Middle East & Africa	(13)%	6%	—	—	4 pts	10%	10%

	Gross Margin			Operating Margin
Total Avon	2015	2014	Change	2015	2014	Change
Reported (GAAP)	58.7%	61.5%	(280) bps	3.9%	8.7%	(480) bps
Adjusted (Non-GAAP)	58.8%	61.5%	(270) bps	6%	10.2%	(420) bps
Impacts of:
2015 Brazil IPI tax	20 bps	—		100 bps	—
2014 Brazil VAT credits	—	(50) bps		—	(110) bps
Adjusted, excluding special revenue items	59.0%	61.0%	(200) bps	7.0%	9.1%	(210) bps

				Operating Margin
Latin America				2015	2014	Change
Reported (GAAP)				6.1%	7.9%	(180) bps
Adjusted (Non-GAAP)				6.3%	8.8%	(250) bps
Impacts of:
2015 Brazil IPI tax				190 bps	—
2014 Brazil VAT credits				—	(220) bps
Adjusted, excluding special revenue items				8.2%	6.6%	160 bps

Note: Liz Earle has an immaterial impact on Adjusted gross margin and Adjusted operating margin change of Total Avon and Europe, Middle East & Africa.
Refer to the Non-GAAP Financial Measures schedules for the reconciliation of the the Adjusted Non-GAAP financial measures.

Page | 20

ON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP IMPACT OF SPECIAL REVENUE ITEMS AFFECTING YEAR-OVER-YEAR COMPARISONS
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measures shown, other related Non-GAAP financial measures we present elsewhere and the the financial measures calculated and reported in accordance with GAAP.

TWELVE MONTHS ENDED DECEMBER 31, 2015
	Constant $ revenue
			Year-over-Year Impacts of:
	Revenue % change	C$ revenue % change	2014 Brazil VAT credits	2015 Brazil IPI tax	Liz Earle divestiture	C$ revenue % change, excluding special revenue items	C$ revenue % change, excluding Liz Earle divestiture

Total Avon	(19)%	2%	1 pt	1 pt	1 pt	5%	3%
Latin America	(23)%	1%	2 pts	3 pts	—	6%
Brazil	(34)%	(8)%	5 pts	5 pts	—	2%
Europe, Middle East & Africa	(16)%	6%	—	—	2 pts	8%	8%

	Gross Margin			Operating Margin
Total Avon	2015	2014	Change	2015	2014	Change
Reported (GAAP)	60.3%	60.7%	(40) bps	2.7%	5.7%	(300) bps
Adjusted (Non-GAAP)	60.8%	62.3%	(150) bps	5.7%	9.3%	(360) bps
Impacts of:
2015 Brazil IPI tax	20 bps	—		80 bps	—
2014 Brazil VAT credits	—	(40) bps		—	(100) bps
Adjusted, excluding special revenue items	61.0%	61.9%	(90) bps	6.5%	8.3%	(180) bps

				Operating Margin
Latin America				2015	2014	Change
Reported (GAAP)				3.2%	6.6%	(340) bps
Adjusted (Non-GAAP)				6.9%	10.5%	(360) bps
Impacts of:
2015 Brazil IPI tax				140 bps	—
2014 Brazil VAT credits				—	(190) bps
Adjusted, excluding special revenue items				8.3%	8.6%	(30) bps

Note: Liz Earle has an immaterial impact on Adjusted gross margin and Adjusted operating margin change of Total Avon and Europe, Middle East & Africa.
Refer to the Non-GAAP Financial Measures schedules for the reconciliation of the the Adjusted Non-GAAP financial measures.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP IMPACT OF INCLUDING NORTH AMERICA
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. This supplemental schedule provides a pro forma analysis of the Company's financial information had the results of the North America business continued to have been reported within continuing operations of the Company. We believe that providing this analysis helps investors to better understand the business results within the context of the expectations and outlook previously provided by the Company.

TWELVE MONTHS ENDED DECEMBER 31, 2015
	Constant $ revenue
	Revenue % change	C$ revenue % change	Year-over-Year impact of North America	C$ revenue %, including North America

Total Avon	(19)%	2%	(2) pts	—%

	Operating Margin
Total Avon	2015	2014	Change
Reported (GAAP)	2.7%	5.7%	(300) bps
Adjusted (Non-GAAP)	5.7%	9.3%	(360) bps
Impacts of:
2015 North America Adjusted operating margin	(30) bps	—
2014 North America Adjusted operating margin	—	(100) bps
Adjusted, including North America	5.4%	8.3%	(290) bps

Note: Amounts previously allocated from Global and other to North America have been moved to Global and other for all periods presented, as these represent costs associated with functions of the Company's continuing operations.

Refer to the Non-GAAP Financial Measures schedules for the reconciliation of the Adjusted Non-GAAP financial measures.

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Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Foreign currency impact is determined as the difference between actual growth rates and constant-currency growth rates.
We also present gross margin, selling, general and administrative expenses as a percentage of revenue, total and net global expenses, operating profit, operating margin, net income, diluted earnings per share and effective tax rate on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the most directly comparable financial measures calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement ("CTI") restructuring initiatives, 2) costs and charges related to the devaluations of Venezuelan currency in February 2015 and March 2014 combined with being designated as a highly inflationary economy ("Venezuelan special items"), 3) the additional $46 million accrual recorded in the first quarter of 2014 for the settlements related to the Foreign Corrupt Practices Act investigations and the associated approximate $19 million net tax benefit recorded in the fourth quarter of 2014 ("FCPA accrual"), 4) the settlement charges associated with the U.S. pension plan ("Pension settlement charge"), 5) the goodwill impairment charge related to the Egypt business ("Asset impairment and other charges"), 6) various other items associated with the sale of Liz Earle, the sale of North America and debt-related charges ("Other items") and 7) the non-cash income tax adjustments associated with the Company’s deferred tax assets recorded in 2015 and 2014, and an income tax benefit realized as a result of tax planning strategies ("Special tax items"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2015 and 2014 caused by the devaluations of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical U.S. dollar cost of the assets at the previous exchange rate and the revised exchange rate. In 2015 and 2014, the Venezuelan special items also include adjustments of approximately $11 million and approximately $116 million, respectively, to reflect certain non-monetary assets at their net realizable value. In 2015, the Venezuelan special items also include an impairment charge of approximately $90 million to reflect the write-down of the long-lived assets to their estimated

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fair value. In 2014, the devaluation was caused as a result of moving from the official exchange rate of 6.30 to the SICAD II exchange rate of approximately 50. In 2015, the devaluation was caused as a result of moving from the SICAD II exchange rate of approximately 50 to the SIMADI exchange rate of approximately 170.
The Pension settlement charge includes the impact on the Consolidated Statements of Operations in the third and fourth quarters of 2015 and the second, third and fourth quarters of 2014 associated with the payments made to former employees who were vested and participated in the U.S. defined benefit pension plan. Such payments fully settle the Company’s pension plan obligation to those participants who elected to receive such payment.
The Asset impairment and other charges include the impact on the Consolidated Statements of Operations caused by the goodwill impairment charge related to the Egypt business in the fourth quarter of 2015.
The Other items include the impact during 2015 on the Consolidated Statements of Operations due to the gain on the sale of Liz Earle. The Other items also includes the impact on the Consolidated Statements of Operations in the fourth quarter of 2015 caused by nonrecurring items of $3.1 million associated with the planned separation of North America that were not classified within discontinued operations. In addition, Other items includes the impact on the Consolidated Statements of Operations in the third quarter of 2015 of the loss on extinguishment of debt caused by the make-whole premium and the write-off of debt issuance costs and discounts associated with the prepayment of the Company’s 2.375% Notes. The Other items also include the impact during the second quarter of 2015 on other expense, net in the Consolidated Statements of Operations of $2.5 million associated with the write-off of issuance costs related to the Company’s previous $1 billion revolving credit facility.
The Special tax items include the impact during 2015 on income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge in the first quarter of 2015 and a non-cash income tax benefit in the second quarter of 2015, each associated with valuation allowances, to adjust the Company’s U.S. deferred tax assets to an amount that was "more likely than not" to be realized. In the first quarter of 2015, the additional valuation allowance was due to the continued strengthening of the U.S. dollar against currencies of some of its key markets, and in the second quarter of 2015, the Company released a portion of its valuation allowance due to the weakening of the U.S. dollar against currencies of some of its key markets. The Special tax items also include the impact during the third quarter of 2015 on income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge as a result of establishing a valuation allowance for the full amount of the Company’s U.S. deferred tax assets due to the impact of the continued strengthening of the U.S. dollar against currencies of some of its key markets and its associated effect on the Company’s tax planning strategies. Additionally, the Special tax items includes the impact during the third quarter of 2015 on income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge associated with valuation allowances, to adjust certain non-U.S. deferred tax assets to an amount that is "more likely than not" to be realized. The non-U.S. valuation allowance included an adjustment associated with Russia, which was primarily the result of lower earnings, which were significantly impacted by foreign exchange losses on working capital balances. The Special tax items also include the impact during the fourth quarter of 2014 on the income taxes in the Consolidated Statements of Operations due to a non-cash income tax charge primarily associated with a valuation allowance to

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reduce the Company’s U.S. deferred tax assets to an amount that is "more likely than not" to be realized, and was primarily due to the strengthening of the U.S. dollar against currencies of some of its key markets and, to a lesser extent, the finalization of the FCPA settlements. The Special tax items also include the impact during the fourth quarter of 2015 on the income taxes in the Consolidated Statements of Operations due to an income tax benefit realized as a result of the implementation of foreign tax planning strategies.

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